Exhibit 99.1

News Release

For more information, contact:
Teresa Paulsen MEDIA
Vice President, Corporate Communication
ConAgra Foods, Inc.
tel: 402-240-5210

Chris Klinefelter ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-240-4154

www.conagrafoods.com
FOR IMMEDIATE RELEASE
CONAGRA FOODS REPORTS STRONG FISCAL 2010 EPS FROM CONTINUING
OPERATIONS AND OPERATING CASH FLOW OF $1.4 BILLION; EXPECTS
STRONG EPS AND CASH FLOW PERFORMANCE IN FISCAL 2011
Fourth Quarter Highlights (vs. year-ago amounts)
Note: Year-ago results include an extra week.
•	Diluted EPS from continuing operations was $0.27 as reported. After adjusting for net $0.12 of items impacting comparability, diluted EPS was $0.39 for the quarter.

•	Consumer Foods’ sales and volume declined 4% as reported, and increased 3% excluding the benefit of an extra week in the year-ago period.

•	Consumer Foods’ operating profit declined 15% as reported and increased 10% excluding items impacting comparability.

•	Commercial Foods’ sales and operating profit decreased, partly due to the extra week a year ago; foodservice conditions remain challenging.

•	Full year operating cash flow from continuing operations was $1.4 billion, approximately $450 million higher than year-ago amounts.

•	Fiscal year 2010 diluted EPS from continuing operations as reported was $1.67; after adjusting for net $0.07 of items impacting comparability, diluted EPS was $1.74 (rounded) for the fiscal year.

•	The company expects fiscal 2011 diluted EPS to grow 8-10% from fiscal 2010 comparable diluted EPS of $1.74.
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CONAGRA FOODS

OMAHA, Neb., June 24, 2010 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2010 fourth quarter ended May 30, 2010. Diluted EPS from continuing operations was $0.27 compared with $0.38 a year ago. After adjusting for net $0.12 in the current quarter and net $0.03 in the year-ago period from items impacting comparability, current-quarter diluted EPS was $0.39, down from $0.41 for the same period a year ago. The decline was expected, principally due to the extra week in the year-ago period and challenges for the Lamb Weston operations. Items impacting comparability in the current year and prior year are summarized toward the end of this release.
Gary Rodkin, ConAgra Foods’ chief executive officer, commented, “We are pleased with our fiscal year, posting comparable diluted EPS of $1.74 and generating very strong operating cash flow of $1.4 billion. We grew year-over-year unit and dollar market share in our Consumer Foods segment, reflecting successful sales, innovation, and marketing initiatives. This top-line progress, coupled with cost savings initiatives, allowed us to generate strong earnings, invest for the future, and more than offset challenges affecting our Commercial Foods segment. We are confident that fiscal 2011 will continue to demonstrate our company’s earnings power and ability to generate strong cash flows.”
Consumer Foods Segment (66% of Fiscal 2010 sales)
Branded and non-branded food sold in retail and foodservice channels.
The Consumer Foods segment posted sales of $2,029 million and operating profit of $226 million for the quarter. Sales declined 4% as reported but increased 3% on a comparable 13-week basis. Unit volumes increased 3% on a comparable 13-week basis. Foreign exchange favorably impacted sales growth by 1%.
❖	On a comparable 13-week basis, large brands that posted sales growth in the current quarter include Banquet, Chef Boyardee, DAVID, Healthy Choice, Hunt’s, PAM, Peter Pan, Rosarita, Slim Jim, Snack Pack, and others.

❖	Sales growth reflects the ongoing benefit of innovation, particularly in the frozen foods operations, as well as high-impact marketing investments over the last several quarters and strengthening customer relationships.

❖	More brand details can be found in the Q&A document accompanying this release.
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CONAGRA FOODS

Operating profit of $226 million was 15% below year-ago amounts as reported. Current-quarter amounts include $69 million of net expense from items impacting comparability; excluding those amounts, current-quarter operating profit was $295 million, up 10% from year-ago amounts. The comparable year-over-year profit improvement primarily reflects strong cost savings efficiencies that more than offset modest input cost inflation. See page 11 for a Regulation G reconciliation of Consumer Foods segment sales and operating profit amounts, which detail the items impacting comparability for those measurements.
Given progress with initiatives involving operating efficiencies, innovation, marketing, and customer service, the company is confident in the strength of the foundation of this segment as it plans for profitable future growth.
Commercial Foods Segment (34% of Fiscal 2010 sales)
Specialty potato, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.
Fiscal fourth quarter sales for the Commercial Foods segment were $1,033 million, 6% below last year’s $1,103 million, reflecting the impact of an extra week last year as well as lower flour milling sales in the current quarter due to the pass-through impact of lower underlying wheat costs. Segment operating profit was $111 million, 26% below last year’s $151 million. The profit decline reflects the extra week last year and unfavorable product costs at Lamb Weston resulting from a poor-quality potato crop. Lamb Weston’s weaker profit performance also reflects the impact of a cost allocation process change as previously communicated, which benefited earlier fiscal quarters this year but which negatively impacted the current quarter. Although below last year’s outstanding results, flour milling profits remained very strong from a tight focus on product mix, operating efficiencies, and capitalizing on market opportunities.
As discussed in the company’s press release dated June 7, 2010, the company has entered into an agreement to divest its Gilroy Foods & Flavors dehydrated vegetable operations. The results of those operations have been reclassified from the Commercial Foods segment to discontinued operations for all periods presented.
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Hedging Activities — Beginning in fiscal 2009, the company began to reflect realized and unrealized gains and losses from derivatives (except for those related to the milling operations) used to hedge anticipated commodity consumption in earnings immediately within general corporate expenses. The gains and losses are reclassified from Corporate expense to segment operating results in the period in which the underlying item being economically hedged is recognized in cost of goods sold.
The company recorded an immaterial net hedging benefit in unallocated Corporate expense in the current quarter, and $38 million of net hedging benefit in unallocated Corporate expense in the year-ago period. The company identifies the $38 million in prior-year amounts as an item impacting comparability. Hedge amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity being hedged is recognized in segment cost of goods sold.
Other Items
•	Corporate expense was $124 million for the quarter and $116 million in the year-ago period. Current-quarter amounts include approximately $14 million of transaction-related costs associated with securing federal tax benefits related to the Delhi, La. sweet potato project. These benefits will be recognized by the company in future years. Current quarter amounts also include approximately $4 million of expense related to restructuring activities. Prior-year amounts include net $12 million of unallocated expense related to commodity hedging and debt retirement charges. Excluding these amounts, current-quarter Corporate expense was $106 million, compared with $104 million for the same period a year ago.

•	Equity method investment earnings were $4 million, down from $10 million in the year-ago period. The decline reflects continued difficult market conditions for an international potato joint venture.

•	Net interest expense was $39 million in the current quarter, lower than $51 million in the year-ago period largely due to the extra week a year-ago. Interest income from the notes receivable held in connection with the divestiture of the Trading & Merchandising operations benefited the current quarter and the year-ago period by approximately $22 million and $21 million, respectively.
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CONAGRA FOODS

•	The effective tax rate for continuing operations for the quarter was approximately 32%, which was lower than planned due to favorable changes in estimates and settlements, offset in part by unfavorable tax consequences resulting from recently enacted healthcare legislation. The net benefit from this lower rate is cited as an item impacting comparability.
Discontinued Operations
Diluted EPS from discontinued operations was a loss of $0.07 for the quarter. Included in discontinued operations for the quarter are results for the dehydrated vegetable operations, reclassified from the Commercial Foods segment due to their pending sale.
o	There was approximately $0.01 of diluted EPS contribution from operating activities for the dehydrated vegetable operations; this contribution was part of the company’s annual EPS guidance.

o	The company recognized a pre-tax, non-cash impairment charge of approximately $60 million, or $0.09 loss per share, representing a write-down of the carrying value of the assets to fair value based on the anticipated proceeds from the sale.
Capital Items
During the quarter, the company’s transaction activities included:
o	Acquiring Elan Nutrition, a formulator and producer of private label snack and nutrition bars, for approximately $105 million in cash; this transaction was completed during the fourth quarter of fiscal 2010.

o	Announcing an agreement to acquire American Pie, LLC, the manufacturer of Marie Callender’s branded frozen pies and fruit cobblers and Claim Jumper branded frozen items; the purchase price is expected to be $130 million in cash; this transaction is expected to close in the first quarter of fiscal 2011, subject to customary closing conditions.

o	Announcing an agreement to sell the dehydrated vegetable operations of Gilroy Foods & Flavors, formerly in the Commercial Foods segment, to Olam International for approximately
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CONAGRA FOODS

$250 million in cash; this transaction is expected to close in the first quarter of fiscal 2011, subject to customary closing conditions.
•	During the quarter, ConAgra Foods received $115 million as payment in full of all principal and interest due on the first tranche of notes from Gavilon, LLC, in advance of the scheduled June 19, 2010 maturity date. The notes were received in connection with the divestiture of the company’s Trading & Merchandising operations in fiscal 2009.

•	During the quarter, the company repurchased approximately 4 million shares of common stock. The company has $400 million remaining under the $500 million share repurchase authorization communicated earlier this year.

•	Dividends for the quarter totaled $89 million versus $85 million in the year-ago period, reflecting a dividend increase earlier in fiscal 2010.

•	For the quarter, capital expenditures for property, plant, and equipment were $123 million, compared with $117 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $86 million for the quarter; this compares with a total of $79 million in the year-ago period.

•	During the quarter, the company made a voluntary $100 million contribution to its pension plans.
Fiscal 2011
Consistent with its long-term EPS goals, the company expects fiscal 2011 diluted EPS, adjusted for items impacting comparability, to reflect 8-10% growth from its fiscal 2010 diluted comparable EPS of $1.74. The company expects the EPS growth to be concentrated in the second half of the fiscal year. This timing largely reflects:
o	the raw-material-related cost issues at Lamb Weston, which are expected to improve with the new potato crop, and

o	the difficult comparison created by unusually strong net cost savings in the Consumer Foods segment in the first half of fiscal 2010.
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The company also expects cash flow from operations to be approximately $1.2 billion in fiscal 2011.
See page 11 for a Regulation G reconciliation of full year diluted EPS from continuing operations.
Comparable EPS Amounts
Diluted EPS from continuing operations for the fourth quarter of fiscal 2010 was $0.27. The comparable EPS amount of $0.39 is determined by adjusting the $0.27 by the following items (EPS amounts rounded and after tax):
•	Approximately $0.05 per diluted share of restructuring expense resulting primarily from the company’s decision to move manufacturing activities in Garner, N.C. to Troy, Ohio, as well as the company’s decision to move administrative functions in Edina, Minn. to Naperville, Ill. These pretax costs of $39 million are classified as $3 million of cost of goods sold and $32 million of selling, general, and administrative expense (SG&A) within the Consumer Foods segment, and $4 million of SG&A costs classified within unallocated Corporate expense.

•	Approximately $0.05 per diluted share of impairment charges in the Consumer Foods segment resulting from an updated assessment of manufacturing strategies and the related impact on an existing facility. The $33 million of pretax impairment charge is classified as SG&A expense.

•	Approximately $0.02 per diluted share of expense, or $14 million of pretax transaction-related costs associated with securing federal tax benefits related to the Delhi, La. sweet potato project.

•	Approximately $0.01 per diluted share of net income tax benefits resulting in a lower-than-planned effective income tax rate.

•	$0.01 of diluted EPS was reclassified from the Commercial Foods segment to discontinued operations during the quarter due to the pending divestiture of the dehydrated vegetable operations; these earnings were part of the company’s EPS plans for the year, and the company has included this $0.01 as part of comparable diluted EPS when evaluating progress toward its stated diluted EPS goals.
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CONAGRA FOODS

Diluted EPS from continuing operations for the fourth quarter of fiscal 2009 was $0.38*. The comparable EPS amount of $0.41 is determined by adjusting the $0.38 by the following items (EPS amounts rounded and after tax):
•	Approximately $0.07 per diluted share of expense related to early retirement of debt; this is classified as $50 million of (pre-tax) unallocated Corporate expense.

•	Approximately $0.05 per diluted share of net benefit to unallocated Corporate expense resulting from:
o	Reclassifying $29 million of net losses on derivatives from unallocated Corporate expense to the operating segments, and

o	Generating an additional $9 million of net gains on derivatives used to hedge commodity input costs. This gain was reclassified to the operating segments at a later date when underlying items were recognized in segment results.
•	$0.01 of diluted EPS previously in continuing operations was reclassified to discontinued operations based on divestiture plans for the dehydrated vegetable operations announced June 7, 2010. This topic is discussed above and in the 8-K filed with the SEC on June 7, 2010.

*The company estimates a benefit of approximately $0.03 per diluted share due to the extra week in the fourth quarter of fiscal 2009, which enabled additional marketing and innovation investments.
See Page 11 for a Regulation G reconciliation of diluted EPS from continuing operations.
Discussion of Results
ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-668-1640 and 1-913-312-0971, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.
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CONAGRA FOODS

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 4764133. A rebroadcast also will be available on the company’s Web site.
In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.
ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 96 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip and many ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.
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Note on Forward-looking Statements
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner, N.C., manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; the ability to successfully complete the sale of the Gilroy Foods & Flavors dehydrated and vegetable products business and the acquisition of American Pie, LLC; an increase or decrease in the expected impairment charge required in connection with the sale of the Gilroy Foods & Flavors dehydrated and vegetable products business; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.
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CONAGRA FOODS

Regulation G Disclosure
Below is a reconciliation of diluted earnings per share adjusted for items impacting comparability.
Q4 FY10 & Q4 FY09 Diluted EPS — Reconciliation for Regulation G Purposes

	Q4 FY10	Q4 FY09
Diluted EPS from continuing operations	$0.27	$0.38
Items impacting comparability:
Diluted EPS from Gilroy Foods & Flavors operations, reclassified to discontinued operations in Q4 FY10, but part of the company’s FY10 EPS guidance	0.01	0.01
Expense related to impairment charge on an existing facility	0.05	—
Expense related to Garner, N.C., and Edina, Minn. restructuring charges	0.05	—
Expense related to tax credit transaction related to Delhi, La. sweet potato facility	0.02	—
Expense related to early retirement of debt	—	0.07
(Benefit) related to unallocated mark-to-market impact of derivatives	—	(0.05)
(Benefit) of lower-than-planned effective income tax rate	(0.01)	—

Diluted EPS adjusted for items impacting comparability	$0.39	$0.41

FY10 EPS — Reconciliation for Regulation G Purposes

Total
FY10
Diluted EPS from continuing operations	$1.67
Items impacting comparability:
Expense related to unallocated mark-to-market impact of derivatives (Q1)	0.01
(Benefit) related to unallocated mark-to-market impact of derivatives (Q2)	(0.01)
(Benefit) related to gain on sale of Luck’s brand (Q3)	(0.02)
(Benefit) related to environmental liability estimates (Q3)	(0.02)
(Benefit) of lower-than-planned effective income tax rate (Q2, Q3, Q4)	(0.05)
Diluted EPS from Gilroy Foods & Flavors operations, reclassified to discontinued operations in Q4 FY10, but part of the company’s FY10 EPS guidance (Q4)	0.04
Expense related to Garner, N.C., and Edina, Minn. restructuring charges (Q3, Q4)	0.06
Expense related to impairment charge on an existing facility (Q4)	0.05
Expense related to tax credit transaction related to Delhi, La. sweet potato facility (Q4)	0.02
Rounding included in above items	(0.01)

Diluted EPS adjusted for items impacting comparability	$1.74

Consumer Foods Segment
Below is a reconciliation of segment operating profit exclusive of items impacting comparability.
Consumer Foods Segment Operating Profit Reconciliation
(impacted by rounding)

			Year-
			over-year
(Dollars in millions)	Q4 FY10	Q4 FY09	% change
Consumer Foods Segment Operating Profit	$226	$268	-15%
Impairment charge related to an existing facility	33	—
Restructuring charges related to Garner, N.C., and Edina, Minn.	36	—

Consumer Foods Segment Adjusted Operating Profit	$295	$268	10%

Consumer Foods Segment Sales
Our calculation of Consumer Foods fourth quarter sales, adjusted for the impact of the extra week in the prior year’s fourth quarter, estimates a 7% benefit from the extra week of sales in the year-ago period.
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CONAGRA FOODS

ConAgra Foods, Inc.
Segment Operating Results
(in millions)

	FOURTH QUARTER
	13 Weeks Ended	14 Weeks Ended
	May 30, 2010	May 31, 2009	Percent Change
SALES
Consumer Foods	$2,029.3	$2,121.5	(4.3)%
Commercial Foods	1,033.2	1,102.8	(6.3)%

Total	3,062.5	3,224.3	(5.0)%

OPERATING PROFIT
Consumer Foods	$226.4	$267.5	(15.4)%
Commercial Foods	111.4	151.2	(26.3)%

Total operating profit for segments	337.8	418.7	(19.3)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(123.8)	(116.4)	6.4%
Interest expense, net	(38.8)	(51.3)	(24.4)%

Income from continuing operations before income taxes and equity method investment earnings	$175.2	$251.0	(30.2)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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CONAGRA FOODS

ConAgra Foods, Inc.
Segment Operating Results
(in millions)

	YEAR-TO-DATE
	52 Weeks Ended	53 Weeks Ended
	May 30, 2010	May 31, 2009	Percent Change
SALES
Consumer Foods	$8,001.9	$7,978.6	0.3%
Commercial Foods	4,077.5	4,447.5	(8.3)%
Total	12,079.4	12,426.1	(2.8)%

OPERATING PROFIT
Consumer Foods	$1,112.6	$949.4	17.2%
Commercial Foods	539.0	542.6	(0.7)%

Total operating profit for segments	1,651.6	1,492.0	10.7%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(406.4)	(393.6)	3.3%
Interest expense, net	(160.4)	(186.0)	(13.8)%

Income from continuing operations before income taxes and equity method investment earnings	$1,084.8	$912.4	18.9%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)

	FOURTH QUARTER
	13 Weeks Ended	14 Weeks Ended	Percent
	May 30, 2010	May 31, 2009	Change
Net sales	$3,062.5	$3,224.3	(5.0)%
Costs and expenses:
Cost of goods sold	2,324.7	2,413.2	(3.7)%
Selling, general and administrative expenses	523.8	508.8	2.9%
Interest expense, net	38.8	51.3	(24.4)%

Income from continuing operations before income taxes and equity method investment earnings	175.2	251.0	(30.2)%
Income tax expense	56.6	91.0	(37.8)%
Equity method investment earnings	4.4	10.1	(56.4)%

Income from continuing operations	123.0	170.1	(27.7)%

Income (loss) from discontinued operations, net of tax	(32.8)	4.8	N/A

Net income	$90.2	$174.9	(48.4)%

Less: Net income (loss) attributable to noncontrolling interests	(0.4)	0.2	N/A

Net income attributable to ConAgra Foods, Inc.	$90.6	$174.7	(48.1)%

Earnings per share – basic

Income from continuing operations	$0.28	$0.38	(26.3)%
Income (loss) from discontinued operations	(0.08)	0.01	N/A

Net income	$0.20	$0.39	(48.7)%

Weighted average shares outstanding	444.0	445.8	(0.4)%

Earnings per share – diluted

Income from continuing operations	$0.27	$0.38	(28.9)%
Income (loss) from discontinued operations	(0.07)	0.01	N/A

Net income	$0.20	$0.39	(48.7)%

Weighted average share and share equivalents outstanding	449.4	448.6	0.2%

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CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)

	YEAR-TO-DATE
	52 Weeks Ended	53 Weeks Ended	Percent
	May 30, 2010	May 31, 2009	Change
Net sales	$12,079.4	$12,426.1	(2.8)%
Costs and expenses:
Cost of goods sold	9,014.2	9,644.1	(6.5)%
Selling, general and administrative expenses	1,820.0	1,683.6	8.1%
Interest expense, net	160.4	186.0	(13.8)%

Income from continuing operations before income taxes and equity method investment earnings	1,084.8	912.4	18.9%
Income tax expense	362.1	318.6	13.7%
Equity method investment earnings	22.1	24.0	(7.9)%

Income from continuing operations	744.8	617.8	20.6%

Income (loss) from discontinued operations, net of tax	(21.5)	361.2	N/A

Net income	$723.3	$979.0	(26.1)%

Less: Net income (loss) attributable to noncontrolling interests	(2.5)	0.6	N/A

Net income attributable to ConAgra Foods, Inc.	$725.8	$978.4	(25.8)%

Earnings per share – basic

Income from continuing operations	$1.68	$1.36	23.5%
Income (loss) from discontinued operations	(0.05)	0.80	N/A

Net income	$1.63	$2.16	(24.5)%

Weighted average shares outstanding	443.6	452.9	(2.1)%

Earnings per share – diluted

Income from continuing operations	$1.67	$1.36	22.8%
Income (loss) from discontinued operations	(0.05)	0.79	N/A

Net income	$1.62	$2.15	(24.7)%

Weighted average share and share equivalents outstanding	447.1	455.4	(1.8)%

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CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Balance Sheets
(in millions)

	May 30, 2010	May 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$953.2	$243.2
Receivables, less allowance for doubtful accounts of $8.5 and $13.8	849.6	755.3
Inventories	1,606.5	1,821.7
Prepaid expenses and other current assets	307.3	269.5
Current assets held for sale	243.5	246.9

Total current assets	3,960.1	3,336.6
Property, plant and equipment, net	2,625.0	2,559.2
Goodwill	3,552.1	3,483.6
Brands, trademarks and other intangibles, net	874.8	834.9
Other assets	695.6	768.1
Noncurrent assets held for sale	30.4	90.9

	$11,738.0	$11,073.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$0.6	$3.7
Current installments of long-term debt	260.2	23.9
Accounts payable	919.1	809.1
Accrued payroll	263.9	165.9
Other accrued liabilities	579.0	551.3
Current liabilities held for sale	13.4	20.2

Total current liabilities	2,036.2	1,574.1

Senior long-term debt, excluding current installments	3,030.5	3,259.5
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,541.3	1,317.0
Noncurrent liabilities held for sale	5.2	5.9
Common stockholders’ equity	4,928.9	4,720.9

	$11,738.0	$11,073.3

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ConAgra Foods, Inc.
Consolidated Statements of Cash Flows
(in millions)

	52 Weeks Ended	53 Weeks Ended
	May 30, 2010	May 31, 2009
Cash flows from operating activities:
Net income	$723.3	$979.0
Income from discontinued operations	(21.5)	361.2

Income from continuing operations	744.8	617.8
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	326.8	307.6
Loss on sale of fixed assets	1.6	2.5
Gain on sale of businesses	(14.3)	(19.7)
Fixed asset impairment charges	64.8	5.3
Impairment charges related to Garner accident	31.5	—
Insurance recoveries related to Garner accident	(58.1)	—
Advances from insurance carriers related to Garner accident	50.2	—
Distributions from affiliates greater than current earnings	8.5	17.4
Share-based payments expense	55.8	45.9
Loss on retirement of debt	—	49.2
Non-cash interest income on payment-in-kind notes	(67.9)	(43.0)
Contributions to Company pension plans	(122.6)	(112.0)
Other items	94.2	8.6
Change in operating assets and liabilities before effects of business acquisitions and dispositions:
Accounts receivable	(85.6)	73.1
Inventories	202.3	(44.2)
Prepaid expenses and other current assets	(20.0)	170.8
Accounts payable	73.8	17.7
Accrued payroll	97.1	(61.4)
Other accrued liabilities	59.9	(49.0)

Net cash flows from operating activities—continuing operations	1,442.8	986.6
Net cash flows from operating activities—discontinued operations	29.9	(862.6)

Net cash flows from operating activities	1,472.7	124.0

Cash flows from investing activities:
Additions to property, plant and equipment	(482.9)	(429.6)
Advances from insurance carriers related to Garner accident	34.8	—
Sale of businesses	21.7	29.7
Sale of property, plant and equipment	88.4	17.7
Purchase of businesses and intangible assets	(106.5)	(80.3)
Proceeds from collection of payment-in-kind note	91.9	—
Other items	—	1.9

Net cash flows from investing activities—continuing operations	(352.6)	(460.6)
Net cash flows from investing activities—discontinued operations	(2.7)	2,251.8

Net cash flows from investing activities	(355.3)	1,791.2

-more-

CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Statements of Cash Flows
(in millions)

	52 Weeks Ended	53 Weeks Ended
	May 30, 2010	May 31, 2009
Cash flows from financing activities:
Net short-term borrowings	—	(578.3)
Issuance of long-term debt	—	990.1
Issuance of long-term debt by variable interest entity, net of repayments	—	40.0
Repayment of long-term debt	(15.8)	(1,015.7)
Repurchase of ConAgra Foods common shares	(100.0)	(900.0)
Cash dividends paid	(346.7)	(348.2)
Return of cash to minority interest holder	—	(20.0)
Exercise of stock options and issuance of other stock awards	54.7	6.1
Other items	3.9	(1.1)

Net cash flows from financing activities—continuing operations	(403.9)	(1,827.1)
Net cash flows from financing activities—discontinued operations	(0.6)	0.1

Net cash flows from financing activities	(404.5)	(1,827.0)

Effect of exchange rate changes on cash and cash equivalents	(2.9)	(16.7)

Net change in cash and cash equivalents	710.0	71.5
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of year	—	30.8
Less: Cash balance included in assets held for sale at end of year	—	—
Cash and cash equivalents at beginning of year	243.2	140.9

Cash and cash equivalents at end of year	$953.2	$243.2

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